As filed with the Securities and Exchange Commission on March 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE RMR GROUP INC.

(Exact name of registrant as specified in its charter)

Maryland	47-4122583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458-1634
(Address of principal executive offices) (zip code)

The RMR Group Inc.

2016 Omnibus Equity Plan

(Full title of the plan)

Matthew P. Jordan

Chief Financial Officer and Treasurer

The RMR Group Inc.

Two Newton Place,

255 Washington Street, Suite 300,

Newton, MA 02458-1634

(Name and address of agent for service)

(617) 796-8230

(Telephone number, including area code, of agent for service)

Copies to:

Jennifer B. Clark Executive Vice President, General Counsel and Secretary The RMR Group Inc. Two Newton Place, 255 Washington Street, Suite 300, Newton, MA 02458-1634 (617) 796-8230	Margaret R. Cohen, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116 (617) 573-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	600,000	$23.30	$13,977,000	$1,407.48

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover, in addition to the number of shares stated above, an indeterminate number of additional shares of Class A Common Stock, par value $0.001 per share (“Common Shares”), of The RMR Group Inc. (the “Registrant”), which may become issuable under The RMR Group Inc. 2016 Omnibus Equity Plan (the “Plan”), by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected, which results in an increase in the number of the Registrant’s outstanding Common Shares.

(2)

The fee is based solely on the 600,000 Common Shares newly available for grant under the Plan and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices per Common Share as reported on the NASDAQ Capital Market on March 2, 2016.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in The RMR Group Inc. 2016 Omnibus Equity Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Commission on December 18, 2015;

(b)

The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 from the Registrant’s definitive Proxy Statement for the Registrant’s 2016 Annual Meeting of Shareholders filed with the Commission on January 22, 2016;

(c)	Quarterly Report on Form 10-Q for the quarter ended December 31, 2015 filed with the Commission on February 9, 2016;

(d)

The description of the Registrant’s Common Shares contained in the Registration Statement on Form 8-A filed with the Commission on November 3, 2015, including any amendments or reports filed for the purpose of updating that description (File No. 001-37616).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

Not Applicable.

Item 6.           Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) the actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide indemnification if any of the following is established:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and that such act or omission (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Further, under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of the following:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her or on his or her behalf, which must be an unlimited general obligation of the director or officer, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct necessary for indemnification was not met.

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The Registrant’s charter authorizes the Registrant to indemnify to the maximum extent permitted under Maryland law, its present or former directors, officers, employees or agents or any individual who, while a director, officer, employee or agent of the Registrant serves at the Registrant’s request as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. The Registrant’s bylaws require the Registrant to indemnify, to the maximum extent permitted under Maryland law, its present or former directors and executive officers or its present or former directors or executive officers serving at the Registrant’s request as an executive officer or director (or equivalent) of another corporation, partnership, joint venture, limited liability company, trust or other entity.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide for the indemnification of such persons as set forth therein and otherwise to the maximum extent permitted under Maryland law in the event such a person is, or is threatened to be, made a party to any proceeding by reason of his or her status with or service to the Registrant or any of its majority-owned subsidiaries, or to another entity at the Registrant’s request.  The indemnification agreements also provide for advancement of expenses incurred by a director or executive officer in connection with an indemnifiable claim, subject to the Registrant’s receipt of a written undertaking requiring reimbursement in certain circumstances. In addition, the indemnification agreements govern various procedural matters related to indemnification. The rights of the director or executive officer under an indemnification agreement with the Registrant are in addition to any other rights under applicable law, the Registrant’s charter or bylaws, any agreement or a resolution of the stockholders of the Registrant entitled to vote generally in the election of the directors or of the Registrant’s board of directors, or otherwise.

The Registrant currently maintains an insurance policy on behalf of its directors and officers against certain liabilities asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

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Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Registrant (1)

4.2	Articles of Amendment, filed July 30, 2015 (1)

4.3	Articles of Amendment, filed September 11, 2015 (1)

4.4	Articles of Amendment, filed March 9, 2016

4.5	Second Amended and Restated Bylaws of the Registrant (2)

4.6	Form of The RMR Group Inc. Share Certificate for Class A Common Stock (3)

4.7	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Government Properties Income Trust (1)

4.8	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Hospitality Properties Trust (1)

4.9	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Select Income REIT (1)

4.10	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Senior Housing Properties Trust (1)

4.11	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Reit Management & Research Trust (now known as ABP Trust) (1)

5.1	Opinion of Saul Ewing LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Saul Ewing LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page herein)

99.1	The RMR Group Inc. 2016 Omnibus Equity Plan (4)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-207423) filed with the Commission on October 14, 2015.

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Commission on December 18, 2015.

(3)	Incorporated by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-207423) filed with the Commission on November 2, 2015.

(4)

Incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement for the Registrant’s 2016 Annual Meeting of Shareholders (File No. 001-37616) filed with the Commission on January 22, 2016.

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Item 9.           Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                                 To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                              To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                                           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 9, 2016.

THE RMR GROUP INC.

By:	/s/ Adam D. Portnoy
Adam D. Portnoy
Managing Director, President and Chief Executive
Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam D. Portnoy, Barry M. Portnoy, Matthew P. Jordan and Jennifer B. Clark, and each of them, his or her true and lawful attorneys in fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or either of them or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Adam D. Portnoy	Managing Director, President and Chief Executive Officer (principal executive officer) and a Director	March 9, 2016
Adam D. Portnoy

/s/ Matthew P. Jordan	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	March 9, 2016
Matthew P. Jordan

/s/ Barry M. Portnoy	Managing Director and a Director	March 9, 2016
Barry M. Portnoy

/s/ Ann Logan	Director	March 9, 2016
Ann Logan

/s/ Walter C. Watkins, Jr.	Director	March 9, 2016
Walter C. Watkins, Jr.

/s/ Frederick N. Zeytoonjian	Director	March 9, 2016
Frederick N. Zeytoonjian

EXHIBIT INDEX

The RMR Group Inc.

Exhibit Number	Description

4.1	Articles of Amendment and Restatement of the Registrant (1)

4.2	Articles of Amendment, filed July 30, 2015 (1)

4.3	Articles of Amendment, filed September 11, 2015 (1)

4.4	Articles of Amendment, filed March 9, 2016

4.5	Second Amended and Restated Bylaws of the Registrant (2)

4.6	Form of The RMR Group Inc. Share Certificate for Class A Common Stock (3)

4.7	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Government Properties Income Trust (1)

4.8	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Hospitality Properties Trust (1)

4.9	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Select Income REIT (1)

4.10	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Senior Housing Properties Trust (1)

4.11	Registration Rights Agreement, dated as of June 5, 2015, by and between the Registrant and Reit Management & Research Trust (now known as ABP Trust) (1)

5.1	Opinion of Saul Ewing LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Saul Ewing LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on signature page herein)

99.1	The RMR Group Inc. 2016 Omnibus Equity Plan (4)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-207423) filed with the Commission on October 14, 2015.

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the Commission on December 18, 2015.

(3)	Incorporated by reference to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-207423) filed with the Commission on November 2, 2015.

(4)

Incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement for the Registrant’s 2016 Annual Meeting of Shareholders (File No. 001-37616) filed with the Commission on January 22, 2016.